Exhibit 99.1

Summit Financial Services Group Announces 2011 Year End Results

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS) announced financial results for its year ended December 31, 2011. For 2011, the Company reported revenues of approximately $68.12 million, which represented an increase of approximately $3.2 million, or approximately 5%, from the approximately $64.90 million in revenues reported for 2010. For 2011, the Company reported net income of approximately $1.46 million, which represented an increase of approximately $.17 million, or approximately 13%, from the approximately $1.30 million reported in 2010.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “The results for 2011 reflect the Company’s continued success at recruiting and retaining financial advisors, albeit during a year in which the markets were impacted as a result of concerns related to economic instability both in the United States and abroad. As a result, the Company was able to realize a 5% increase in revenues, as well as a 13% increase in net income. Furthermore, EBITDA, as adjusted (which we consider a significant measure of our success) increased to $3.9 million, or by 11%, over the $3.5 million in EBITDA, as adjusted, reported for 2010. Prospectively, while we believe that global economic instability may continue to affect the markets, our focus will remain on recruiting the industry’s finest financial advisors. As always, I would like to thank everyone at Summit for their hard work and dedication during 2011.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 290 producing financial advisors, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

	2011	2010
Net income as reported	$1,464,942	$1,295,533
Add: Depreciation	183,482	180,654
Amortization – advisor notes	207,217	394,161
Non-cash Compensation	710,422	830,948
Income tax expense	1,347,000	809,248

EBITDA, as adjusted	$3,913,063	$3,510,544

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Years Ended December 31, 2011 and 2010

	2011	2010(1)
Revenues
Commissions	$63,351,301	$59,921,404
Interest and dividends	1,117,219	1,420,504
Other Revenue	3,647,486	3,559,045

	68,116,006	64,900,953

Expenses
Commissions and clearing costs	54,051,751	51,974,671
Employee compensation and benefits	6,235,162	6,071,268
Occupancy and equipment	733,428	796,213
Communications	526,857	467,956
Depreciation and amortization	183,482	180,654
Other operating expenses	3,573,384	3,305,410

	63,304,064	62,796,172

Income before income taxes	2,811,942	2,104,781
Provision for income taxes	1,347,000	809,248

Net Income	$1,464,942	$1,295,533

Basic income per common share	$0.05	$0.05

Diluted income per common share	$0.05	$0.04

Weighted average common shares outstanding:
Basic	26,526,635	25,946,078

Diluted	30,960,959	30,195,439

(1) Certain amounts from 2010 have been reclassified to conform to the current year presentation. These reclassifications had no impact on the reported net income for 2010.

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.